PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED AUGUST 30, 2002	Filed Pursuant to Rule 424(b)(3) Registration No. 333-89374

$200,000,000

3 1/2% Convertible Subordinated Notes Due March 15, 2007
and
the Common Stock Issuable upon Conversion of the Notes

9,342,060 Shares of Common Stock

        This prospectus supplement supplements information contained in the prospectus dated August 30, 2002 covering resale by selling security holders of our 3.50% Convertible Subordinated Notes due March 15, 2007 and shares of our common stock issuable upon conversion of the notes, and for resale by certain other persons of 9,342,060 shares of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

        See "Risk Factors" section beginning on page 6 of the prospectus to read about the factors you should consider before purchasing the notes or our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The information in the table appearing under the caption "Selling Security Holders" in the prospectus is amended by adding the information below with respect to any person not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus with the information that is set forth below:

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned That May Be Sold(1)	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(2)	Percentage of Common Stock Outstanding(3)
Alta Partners Discount Convertible Arbitrage Holdings, Ltd.	5,000,000	2.50%	181,291	*
Alta Partners Holdings, LDC.	35,000,000	17.50%	1,269,036	1.43%
BTPO Growth Vs. Value.	3,000,000	1.50%	108,774	*
CFFX, LLC.	2,000,000	1.00%	72,516	*
KBC Financial Products (Cayman Islands) Limited	5,000,000	2.50%	181,291	*

*
Less than one percent.
(1)
When taken together with the selling security holder table in the prospectus, the aggregate principal amount held by selling security holders listed in this prospectus supplement is more than $200,000,000 because some of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their positions prior to selling pursuant to the registration statement of which the prospectus and this prospectus supplement form a part. The maximum aggregate principal amount of notes that may be sold under the prospectus and this prospectus supplement will not exceed $200,000,000.
(2)
Assumes conversion of all of the holders' notes at a conversion price of $27.58 per share of common stock. This conversion price, however, is subject to adjustment as described under the section captioned "Description of Notes" in the prospectus. Accordingly, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)
Calculated based on Rule 13d-3(d) of the Exchange Act, using 87,370,317 shares of common stock outstanding as of July 31, 2002. In calculating this amount for holders of notes, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. We did not, however, assume the conversion of any other holder's notes. Except as otherwise indicated, to our knowledge, none of the selling holders of notes beneficially owns any of our common stock other than the shares of common stock issuable upon conversion of the notes.

        To our knowledge, none of the selling security holders listed above has, nor within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is October 16, 2002.